UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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EFJ, Inc.
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April 30, 2008

Earlier today, during our regular quarterly investor conference call, Michael E. Jalbert, Chairman and CEO of the Company, discussed the proposal to change the Company’s name from “EFJ, Inc.” to “EF Johnson Technologies, Inc.” which will be submitted for stockholder approval at the upcoming Annual Meeting of Stockholders of EFJ, Inc., to be held on May 28, 2008 at 10:00 a.m., local time, at the offices of our wholly-owned subsidiary, 3e Technologies International, Inc., located at 9715 Key West Avenue, Suite 500, Rockville, MD 20859.  With respect to such proposal, Mr. Jalbert made the following comments:

“Our sales and marketing goal is simple: win a larger share of the growing markets where secure communications are critical.  In pursuit of that goal, we are now taking advantage of a centralized sales and marketing focus that is driving our efforts to expand our non-defense federal business, increase our emphasis on seeking new state and local customers, and expand opportunities with non-government customers, such as our new industrial process initiative.

In concert with our new sales and marketing campaign and the single streamlined structure we have put in place, we’ve included in our proxy a proposal to change the company’s name to “EF Johnson Technologies, Inc.”  As I’ve mentioned before, our goal is to have a single unified brand and corporate identity to help integrate the talents and technologies of our three units and accurately communicate our full potential to our customers, and reflect that our future will not be centered on radios, but on a much wider platform of technology-based secure communications.  However, we believe that our 84-year history is a great asset so we wanted to embrace that.  We think our new name succeeds in meeting those goals.  As part of this program, you will start seeing a new logo, and other marketing efforts once the new name is approved by stockholders.  We will implement this program over a period of time so that we do not incur spikes in marketing costs as we move back to profitability.”